EXHIBIT 10.2

REAFFIRMATION OF GUARANTY

Guarantor hereby acknowledges and agrees that it has read and is familiar with, and hereby consents to, all of the terms and conditions of the Forbearance Agreement and Release dated the date hereof (“Forbearance Agreement”) by and between COMERICA BANK, a Texas banking association (“Bank”), Guarantor and KINERGY MARKETING, LLC, an Oregon limited liability company (“Borrower”) and all of the agreements and documents referred to therein, and specifically consents to the forbearance as set forth therein, and in said agreements and documents.  Guarantor hereby confirms and agrees that all of the terms and provisions of Guarantor’s Guaranty (as defined in the Forbearance Agreement) are hereby ratified and confirmed, and the Guaranty shall continue in full force and effect as the guaranty of all Indebtedness (as the term “Indebtedness” is defined in the Guaranty), including the obligations of Borrower to Bank under the Forbearance Agreement.

Guarantor further acknowledges that: (a) Section 1 of the Guaranty is hereby amended by deleting the terms “provided that the Guarantor’s maximum aggregate liability under this Guaranty shall not exceed the Liability Cap (as defined below)”; and (b) Section 30 of the Guaranty is hereby amended by deleting it in its entirety.

Bank has informed Guarantor of the terms of the Forbearance Agreement.  Guarantor acknowledges having read the same and consented to all of the terms and conditions thereof.  Guarantor understands and agrees that Bank has no duty under any agreement with Borrower, the Guaranty or any other agreement with Guarantor to notify Guarantor or to seek this or any future acknowledgment, consent or reaffirmation, and nothing contained herein is intended to, or shall create such a duty as to any advances or transactions hereafter.

Dated: May 12, 2008	PACIFIC ETHANOL, INC., a Delaware corporation By: /s/ NEIL M. KOEHLER Print Name: Neil M. Koehler Its: CEO